As filed with the Securities and Exchange Commission on June 22, 1998
                                                    Registration No. 333-_______

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                      -------------------------------------
                                    FORM S-8

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933
                      -------------------------------------
                        CONDOR TECHNOLOGY SOLUTIONS, INC.

             (Exact name of registrant as specified in its charter)

                  Delaware                                54-1814931
       (State or other jurisdiction of                 (I.R.S. Employer
       incorporation or organization)                 Identification No.)

        170 Jennifer Road; Suite 325
            Annapolis, Maryland                              21401
  (Address of Principal Executive Offices)                (Zip Code)

                      -------------------------------------

                        CONDOR TECHNOLOGY SOLUTIONS, INC.

                          1997 LONG-TERM INCENTIVE PLAN

                            (Full title of the plan)

                      ------------------------------------

             Kennard F. Hill                        WITH A COPY TO:
         Chief Executive Officer                D. Scott Freed, Esquire
    Condor Technology Solutions, Inc.       Whiteford, Taylor & Preston L.L.P.
       170 Jennifer Road; Suite 325             Seven Saint Paul Street
        Annapolis, Maryland 21401              Baltimore, Maryland 21202
              (410) 266-8700                         (410) 347-8700

 (Name, address and telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

                                                  Proposed                  Proposed
 Title of securities      Amount to be        maximum offering          maximum aggregate             Amount of
  to be registered         registered         price per share            offering price           registration fee

Common Stock (par         1,649,190(1)           $13.0315(2)            $21,491,419(2)             $6,726.81(2)
value $.01 per share)     ------------      --------------------      --------------------       -----------------




(1) Together with an indeterminable number of additional shares in order to adjust the number of shares reserved for issuance pursuant to the plan as the result of a stock split, stock dividend or similar transaction affecting the common stock, pursuant to 17 C.F.R. Section 230.416.

(2) Pursuant to Rule 457(h)(1), the proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based upon the average of the high and low prices reported on the Nasdaq National Market on June 15, 1998 of $13.125, and $12.938 per share, respectively.

This Registration Statement shall become effective immediately upon filing with the Securities and Exchange Commission, and sales of registered securities will begin as soon as possible after such effective date.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The following documents, filed or to be filed with the Commission, are, or shall be deemed to be, incorporated herein by reference:

         (a) The Registrant's Annual Report on Form 10-K for the year ended December 31, 1997.

         (b) The Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

         (c) The description of the common stock, par value $.01 per share (the "Common Stock"), of the Registrant contained in its Registration Statement on Form S-1, and amendments thereto (File No. 333-37179), which is incorporated by reference into its Registration Statement on Form 8-A (File No. 0-23635) filed by the Registrant pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         (d) All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The documents required to be so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

         The Company's By-Laws provide that the Company shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware (the "DGCL"), as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

         Section 145 of the DGCL permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such adjudication of liability.

         Article Seven of the Company's Certificate of Incorporation provides that the Company's directors will not be personally liable to the Company or its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors except (a) for any breach of the duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under
Section 174 of the DGCL, which makes directors liable for unlawful dividends or unlawful stock repurchases or redemptions, or (d) for transactions from which directors derive improper personal benefit.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

         See Exhibit Index on Page II-8.

Item 9.  Undertakings.

(a)      The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Annapolis, State of Maryland, on June 22, 1998.

                            CONDOR TECHNOLOGY SOLUTIONS, INC.

                            By:/s/ Kennard F. Hill
                               -------------------------------------------------
                               Kennard F. Hill,
                               Chairman of the Board and Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each director whose signature appears below constitutes and appoints Daniel J. Roche and William J. Caragol, Jr., or either of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign for the undersigned any and all amendments or post-effective amendments to this Registration Statement on Form S-8 relating to the issuance of Common Stock of the Registrant and participation interests in the Plan, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission. We hereby confirm all acts taken by such agents and attorneys-in-fact, or any one or more of them, as herein authorized.

                  Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                        Title                            Date

/s/ Kennard F. Hill              Chairman of the Board and        June 22, 1998
-------------------              Chief Executive Officer
Kennard F. Hill                  (principal executive officer)


/s/ Daniel J. Roche              President and Chief Operating    June 22, 1998
-------------------              Officer
Daniel J. Roche


/s/ William J. Caragol, Jr.      Vice President and Chief         June 22, 1998
---------------------------      Financial Officer (principal
William J. Caragol, Jr.          financial and accounting officer)


/s/ C. Lawrence Meador           Director                         June 22, 1998
----------------------
C. Lawrence Meador

/s/ Peter T. Garahan             Director                         June 22, 1998
--------------------
Peter T. Garahan

/s/ Ann Torre Grant              Director                         June 22, 1998
-------------------
Ann Torre Grant

/s/ William E. Hummel            Director                         June 22, 1998
---------------------
William E. Hummel

/s/ Dennis E. Logue              Director                         June 22, 1998
---------------------
Dennis E. Logue

/s/ Edward J. Mathias            Director                         June 22, 1998
---------------------
Edward J. Mathias

/s/ William M. Newport           Director                         June 22, 1998
----------------------
William M. Newport

                                  EXHIBIT INDEX

Exhibit
Number     Description
------     -----------



4.1 Condor Technology Solutions, Inc. 1997 Long-Term Incentive Plan, as amended (the "Plan")

4.2        Form of Stock Option Agreement under the Plan

5.1        Opinion of Whiteford, Taylor & Preston L.L.P. (contains Consent of
           Counsel).

23.1       Consent of Whiteford, Taylor & Preston L.L.P. (contained in Exhibit
           5.1 filed herewith).

23.2       Consent of Price Waterhouse LLP

23.3       Consent of Coopers & Lybrand L.L.P.

23.4       Consent of Deloitte & Touche LLP

24.1       Power of Attorney (included in signature page)






------------------------------------